NEWS RELEASE

[LOGO]                                     CONTACT:
American General Finance                 Bryan A. Binyon,
A Subsidiary of American General    Treasurer
Corporation                                         American General Finance
P. O. Box 59,                 812/468-5195
Evansville, Indiana 47701


AMERICAN GENERAL FINANCE CORPORATION
ANNOUNCES IMPROVED FIRST QUARTER RESULTS

HIGHLIGHTS:

        Net income up 40%

        Real estate loans exceed 50% of portfolio

        Charge-offs and delinquencies improve

EVANSVILLE, IN, APRIL 23, 1997 American General Finance
Corporation reports first quarter 1997 net income of $42 million, a 40% increase over $30 million for the same period last year.
The improved quarterly results reflect the company's success in stabilizing receivable credit quality during a period of industry-wide credit deterioration.

Credit quality improvements were driven by the increased portion of lower risk, real estate loans in the total receivables portfolio and lower charge-offs in non-real estate and retail sales finance receivables. Real estate loan volume generated through the branches increased real estate loans to 51% of the total portfolio at the end of the first quarter, up from 49% at year-end 1996 and 36% from the end of the first quarter of 1996.

Total portfolio 60-day+ delinquencies at the end of the first quarter were 3.77%, down from 3.84% at year-end 1996 and the peak of 4.29% experienced at the end of the third quarter of 1996. The total portfolio charge-off rate for the first quarter was 3.83%, down from first quarter 1996 charge-off of 5.53% including (and 4.62% excluding) the charge-offs associated with finance receivable product lines now classified as held for sale.

Management expects the action programs implemented in 1996 and throughout 1997 will continue to improve results during the downturn in credit quality being experienced by the finance industry. With a lower risk portfolio, stronger branch management resources, and increased use of risk management technology, American General Finance is positioned for dependable, long-term profitability.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.3 billion and operates 1,340 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to 2.5 million low-to-middle income American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

American General Finance Corporation

FINANCIAL HIGHLIGHTS:

(Dollars in Millions, Annualized Percentages)

For the Quarter Ended March 31,         1997            1996
Revenues:
        Finance Charges                 $312            $362
        Insurance                         47              51
        Other                             21              22

Total Revenue                           $380            $435

Net Income                               $42             $30

Finance Charge Yield                    17.07%        18.13%

Charge-off Ratio                        3.83%           5.53%

Return on Assets                        1.78%           1.28%

Return on Equity                        12.35%           8.23%



At:                                    3/31/97       3/31/96
Total Assets                            $9,294       $9,055

Real Estate Loans                       $3,707       $2,781
Non-Real Estate Loans                    2,310        2,529
Retail Sales Finance                     1,250        1,970
Credit Cards                               -            541
   Total Net Finance Receivables        $7,267       $7,821

Assets Held for Sale                     $634            $0

Allowance for Finance Receivable Losses      1Q97       1Q96

Balance at beginning of period               $385       $482
Provision for finance receivable losses        66        107
Charge-offs, net of recoveries               (71)       (112)
   Balance at end of period                  $380       $477

60-Day+ Delinquency Ratios      3/31/97    12/31/96    3/31/96
Real Estate Loans                2.30%      2.23%       2.20%
Non-Real Estate Loans            6.39       6.43        6.07
Retail Sales Finance             2.90       3.01        3.68
Credit Cards                      -          -          4.78
   Total                         3.77%      3.84%       4.05%